Exhibit 99.1




_____________________________________________________________________

                      P R E S S   R E L E A S E
_____________________________________________________________________


RELEASE DATE:                      CONTACT:
_____________                      ________

February 5, 2004                   CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                        FOR IMMEDIATE RELEASE
                        _____________________

                  ESB FINANCIAL CORPORATION ANNOUNCES
                           EARNINGS FOR 2003


Ellwood City, Pennsylvania, February 5, 2004 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $.80 per diluted share on net income of $8.52 million for the year ended December 31, 2003, which represents a 6.98% decrease in net income per diluted share as compared to earnings of $0.86 per diluted share on net income of $8.96 million for the year ended December 31, 2002. The Company's return on average assets and average equity were 0.63% and 8.75%, respectively, for the year ended December 31, 2003.

For the three months ended December 31, 2003, the Company announced earnings of $0.22 per diluted share on net income of $2.32 million, which represents a 4.76% increase in net income per diluted share as compared to earnings of $0.21 per diluted share on net income of $2.23 million for the quarter ended December 31, 2002. The Company's annualized return on average assets and average equity were 0.68% and 9.68%, respectively, for the quarter ended December 31, 2003.

Commenting on the quarter and year results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "The historically low interest rate environment of 2003 placed significant pressure on the Company's interest rate margins, as loan refinancing and repayments of both loans and securities reached unprecedented levels. Our goal was to manage our loan and investment portfolios in the low interest rate environment without compromising asset quality and future earnings potential by incurring additional interest rate risk. I feel confident that our goal is reflected in the fourth quarter results, which show an increase to diluted earnings per share over the same quarter in 2002 of 4.76%. The Company's management and Board of Directors continually look for opportunities to grow earnings. One of these strategies, which continues to be successful, is the Company's involvement in real estate joint ventures. These joint ventures provided increases to noninterest income which assisted in partially offsetting the declines being experienced in interest income." Ms. Zuschlag concluded by stating, "Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders. The Company's commitment to shareholders was evidenced in 2003 by our six-for-five stock



Press Release
Page 2 of 3
February 5, 2004


split in May while maintaining the level of our regular quarterly cash dividend, resulting in a 20% increase in such quarterly dividend."

Consolidated net income for the year ended December 31, 2003 decreased $436,000 or 4.87% to $8.52 million from $8.96 million, as compared to the year ended December 31, 2002. This net decrease was a result of a decrease in net interest income of $348,000 after the current year recovery of loan losses of $106,000, as compared to a recovery of loan losses of $410,000 for the prior year, and an increase in non-interest income of $894,000, which were partially offset by an increase in noninterest expense of $988,000. The $894,000 increase to non-interest income was primarily due to an increase in the income generated from the Company's real estate joint ventures of approximately $940,000, slightly offset by decreases in other noninterest income. The $988,000 increase in noninterest expense was primarily related to increases in the Company's expenses for employee stock ownership plan and health benefits as well as normal salary increases between the periods.

The Company's consolidated total assets increased $46.1 million or 3.49% to $1.4 billion at December 31, 2003, from $1.3 billion at December 31, 2002. Securities increased $63.8 million or 7.37% to $928.9 million and net loans receivable decreased $18.4 million or 5.41% to $322.5 million. Total deposits increased $13.2 million or 2.24% to $603.0 million and borrowed funds increased $31.0 million or 4.98% to $652.5 million, as compared to December 31, 2002.

Total stockholders' equity was $96.9 million or 7.09% of total assets, and book value per share was $8.98 at December 31, 2003 compared to $96.4 million or 7.30% of total assets, and book value per share of $9.17 at December 31, 2002.

The Company also announced that its banking subsidiary, ESB Bank, completed its conversion from a federal savings bank to a Pennsylvania chartered savings bank on January 23, 2004.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 21, 2004 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 16 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release
Page 3 of 3
February 5, 2004

                             ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                             __________________________________________
                                       Financial Highlights
                         (Dollars in Thousands - Except Per Share Amounts) (1)

OPERATIONS DATA:
________________

                                                       Year Ended                     Three Months
                                                      December 31,                 Ended December 31,
                                                   2003           2002           2003          2002
                                                   ____           ____           ____          ____
   Interest income                               $62,467        $72,960        $15,328        $17,346
   Interest expense                               40,852         51,301          9,313         12,173
                                                  ------         ------         ------         ------
   Net interest income                            21,615         21,659          6,015          5,173
   (Recovery of) provision for loan losses          (106)          (410)           161            170
                                                  ------         ------         ------         ------
   Net interest income after (recovery of)
     provision for loan losses                    21,721         22,069          5,854          5,003
   Noninterest income                              6,622          5,728          1,507          1,776
   Noninterest expense                            18,008         17,020          4,504          4,183
                                                  ------         ------         ------         ------
   Income before provision for income taxes       10,335         10,777          2,857          2,596
   Provision for income taxes                      1,811          1,817            533            365
                                                  ------         ------         ------         ------
   Net income                                    $ 8,524        $ 8,960        $ 2,324        $ 2,231
                                                  ======         ======         ======         ======
   Earnings per share: (1)
       Basic                                       $0.84          $0.88          $0.23          $0.22
       Diluted                                     $0.80          $0.86          $0.22          $0.21


   Annualized return on average assets              0.63%          0.69%          0.68%          0.68%
   Annualized return on average equity              8.75%         10.10%          9.68%          9.42%

FINANCIAL CONDITION DATA:
_________________________                                                    12/31/03       12/31/02
                                                                             ________       ________
   Total assets                                                             $1,365,780     $1,319,695
   Cash and cash equivalents                                                    15,330         15,133
   Total investment securities                                                 928,936        865,135
   Loans receivable, net                                                       322,454        340,892
   Customer deposits                                                           603,046        589,826
   Borrowed funds (includes subordinated debt)                                 652,489        621,526
   Stockholders' equity                                                         96,871         96,371
   Book value per share (1)                                                      $8.98          $9.17

   Average equity to average assets                                               7.22%          6.85%
   Allowance for loan losses to loans receivable                                  1.17%          1.19%
   Non-performing assets to total assets                                          0.22%          0.28%

   1) Per share amounts have been restated to reflect the six-for-five stock split which was paid May 15, 2003 to the stockholders of record at the close of business on May 1, 2003.